Exhibit 99.1

Poplar CO2-EOR Update

DENVER, September 22, 2014 /Marketwired/ -- Magellan Petroleum Corporation ("Magellan" or the "Company") (NASDAQ: MPET) today provided an update on the status of the Company’s CO2-enhanced oil recovery ("CO2-EOR") pilot (the "Pilot") at Poplar Dome.

The Company has been continuously injecting volumes of CO2 into the B-2 zone of the Charles Formation through the EPU 202-IW well (the “Injector Well”) since August 29, 2014. Since then, downhole pressure in the Injector Well has remained stable and above the minimum miscibility level, which is the minimum pressure necessary for CO2 to become soluble in oil and thereby aid in the recovery of additional oil volumes.

J. Thomas Wilson, President and CEO of Magellan, commented, “Though preliminary, these results are in line with our understanding that CO2-EOR is viable at Poplar. Our ability to inject CO2 in the reservoir and maintain pressure above the minimum miscibility level is very encouraging and potentially indicative that (i) CO2 is beginning to sweep oil out of the reservoir; (ii) the injected volumes of CO2 are not escaping through fractures or ‘thief zones’; and (iii) in a full-field development scenario, the field will not have to be significantly re-pressurized to achieve minimum miscibility, potentially resulting in substantial time and cost savings relative to other CO2-EOR projects. As we continue to inject CO2, we expect to gain a greater understanding of the potential incremental oil volumes that CO2-EOR could yield. I look forward to updating shareholders regularly on the progress.”

The Company plans to continue the continuous injection of CO2 into the B-2 zone through at least the first quarter of calendar 2015, when the Company expects to be in a position to quantify incremental recoverable volumes of oil from this zone. Thereafter, the Company will begin the evaluation of CO2-EOR on other zones in the Charles Formation, including the B-1 and A zones. During the fourth quarter of calendar 2014, the Company plans to open the four producer wells for production. The initial primary production from these wells will provide a baseline against which the Company can measure the impact on production of CO2 injection.

The Company began initial CO2 injection through the Injector Well in March 2014 and then paused injection during the spring and summer to optimize well completion and surface facility design. For further detail on developments related to the Pilot since March 2014, please see the description of the Pilot in the Management Discussion and Analysis section of the Company’s fiscal year 2014 annual report filed on Form 10-K with the U.S. Securities and Exchange Commission on September 18, 2014.

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Statements in this press release, including forecasts or projections that are not historical in nature, are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "anticipate", "assume", "believe", "budget", "estimate", "evaluate", "expect", "forecast", "intend", "should", "initial", "plan", "project", and similar expressions are intended to identify forward-looking statements. These statements about the Company may relate to its businesses and prospects, planned capital projects and expenditures, increases or decreases in oil and gas production and reserves, estimates regarding resource potential, revenues, expenses and operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the following: the interpretation of results of the Pilot; the effectiveness of CO2 injection at Poplar; the economic viability of CO2-EOR at Poplar; the uncertain nature of oil and gas prices in the United States; uncertainties inherent in projecting future rates of production from drilling activities; the uncertainty of drilling and completion conditions and results; the availability and cost of drilling, completion, and operating equipment and services; and other matters discussed in the "Risk Factors" section of The Company's most recent Annual Report on Form 10K and most recent Quarterly Report on Form 10Q. Any forward-looking information provided in this release should be considered with these factors in mind. The Company assumes no obligation to update any forward-looking statements contained in this report, whether as a result of new information, future events, or otherwise.

ABOUT MAGELLAN
Magellan Petroleum Corporation is an independent oil and gas exploration and production company focused on the development of a CO2-enhanced oil recovery ("CO2-EOR") program at Poplar Dome in eastern Montana and the exploration of unconventional hydrocarbon resources in the Weald Basin, onshore UK. Magellan also owns an exploration block, NT/P82, in the Bonaparte Basin, offshore Northern Territory, which the Company currently plans to farm-out; and an 11% ownership stake in Central Petroleum Limited (ASX: CTP), a Brisbane based junior exploration and production company that operates one of the largest holdings of prospective onshore acreage in Australia. Magellan is headquartered in Denver, Colorado. The Company's mission is to enhance shareholder value by maximizing the full potential of existing assets. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

For further information, please contact:
Matthew Ciardiello
Manager, Investor Relations
720.484.2404
IR@magellanpetroleum.com